Exhibit 99.1

Viking Therapeutics Announces Pricing of $175.8 Million Public Offering of Common Stock

SAN DIEGO, CA – September 20, 2018 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced the pricing of its public offering of 9,500,000 shares of its common stock at a price to the public of $18.50 per share. Gross proceeds, before underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $175.8 million. Viking currently intends to use the net proceeds from the offering for continued development of its VK5211, VK2809 and VK0214 programs and for general research and development, working capital and general corporate purposes. In addition, Viking has granted the underwriters a 30-day option to purchase up to 1,425,000 additional shares of its common stock. The offering is expected to close on or about September 25, 2018, subject to satisfaction of customary closing conditions.

William Blair & Company, L.L.C. is acting as lead book-running manager for the offering, SunTrust Robinson Humphrey, Inc. and Raymond James & Associates, Inc. are acting as joint book-running managers for the offering and Maxim Group LLC, Roth Capital Partners, LLC and H.C. Wainwright & Co., LLC are acting as co-managers for the offering. Laidlaw & Company (UK) Ltd. is acting as a financial advisor for the offering.

The public offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-226133), previously filed with the Securities and Exchange Commission (the “SEC”) on July 11, 2018, and declared effective on July 19, 2018. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus, and when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting William Blair & Company, L.L.C. at 150 North Riverside Plaza, Chicago, Illinois 60606, Attention: Prospectus Department, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator.  In a Phase 2 trial in patients recovering from hip fracture, patients who received VK5211 experienced significant improvements in measures of lean body mass compared to patients who received placebo.  The company’s second clinical program is VK2809, a small molecule thyroid beta agonist. In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content. VK2809 was shown to be safe and well-tolerated in the study. The company is also developing VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Additional programs include novel and selective agonists of the thyroid beta receptor for GSD Ia and X-linked adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.  Viking holds exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Forward-Looking Statements

Viking cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. These statements are based on Viking’s current beliefs and expectations. These forward-looking statements include statements regarding Viking’s expectations on the timing, size and completion of the offering, the amount of proceeds expected from the offering and the anticipated use of proceeds therefrom. The inclusion of forward-looking statements should not be regarded as a representation by Viking that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering and other risks and uncertainties inherent in Viking’s business, including those described in Viking’s periodic filings with the SEC and the prospectus supplement and related prospectus for this offering filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  There may be events in the future that Viking is unable to predict, or over which it has no control, and Viking’s business, financial condition, results of operations and prospects may change in the future. Viking assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made, except as required by applicable law.  All forward-looking statements are qualified in their entirety by this cautionary statement. This cautionary statement is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Viking Therapeutics, Inc.

Greg Zante, VP of Finance and Operations

858-704-4660

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com